EXHIBIT 5.1

OPINION OF REGISTRANT’S COUNSEL

November 7, 2003

Commonwealth Telephone Enterprises, Inc.

100 CTE Drive

Dallas, Pennsylvania 18612-9774

Ladies and Gentlemen:

Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale of (i) $300,000,000 aggregate principal amount of the Company’s 3.25% Convertible Notes due 2023 (the “Notes”), issued pursuant to an indenture (the “Indenture”), by and between the Company and the Bank of New York, as trustee, and (ii) 5,263,170 shares (the “Shares”) of the Company’s Common Stock, par value $1.00 per share, issuable upon conversion of the Notes, as described in the Registration Statement.

I have examined such documents and such matters of fact and law that I have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, I am of the opinion that the Shares initially issuable upon conversion of the Notes have been duly authorized and reserved for issuance and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above, and further consent to the reference to my name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement, without admitting that I am an expert within the meaning of the Securities Act.

Very truly yours,

/s/ Raymond B. Ostroski
Raymond B. Ostroski
Senior Vice-President,
General Counsel and Corporate Secretary